Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ventas, Inc. for the registration of 1,819,582 shares of its common stock and to the incorporation by reference therein of our reports dated February 19, 2010, with respect to the consolidated financial statements and schedule of Ventas, Inc. and the effectiveness of internal control over financial reporting of Ventas, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Chicago, Illinois

March 26, 2010